Exhibit 99.2

Sanderson Farms - Sanderson Farms, Inc.  Second Quarter 2020 Conference Call

EDITED TRANSCRIPT

Company:	Sanderson Farms

Conference Title:	Sanderson Farms, Inc. Second Quarter 2020 Conference Call

Date:	Thursday, 28th May 2020

Conference Time:	10:00 CT

Operator: Good day and welcome to the Sanderson farms Inc. Second Quarter 2020 Conference Call. Today’s call is being recorded. At this time, for opening remarks and introductions, I would like to turn the call over to Mr. Joe Sanderson. Please go ahead sir.

Joe Sanderson: Thank you. Good morning and welcome to Sanderson Farms second quarter conference call. We published second quarter results this morning announcing net income of $6.1 million or 28 cents per share for our second fiscal quarter of 2020. This compares to net income of $40.6 million or $1.83 per share during last year. Second quarter results for the quarter include the recognition of a $37.4 million net discrete income tax benefit related to the net operating loss carryback provisions of the CAREs act. Excluding this item, a net loss for the second fiscal quarter of 2020 was $31.3 million or $1.43 per share.

Before we begin, I will ask Mike to give the cautionary statement regarding forward-looking statements.

Mike Cockrell: Thank you Joe. And good morning everyone. This morning’s call will contain forward-looking statements about the business, financial condition and prospects of the company. The actual performance of the company could differ materially from that indicated by the forward-looking statements because of the various risks and uncertainties. These risks and uncertainties are described on our most recent annual report on form 10K, our quarterly report on form 10Q filed this morning with the SEC and also in our press release that we published this morning. These documents are available on our website at Sandersonfarms.com.

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Sanderson Farms - Sanderson Farms, Inc.  Second Quarter 2020 Conference Call

You should not place undue reliance on forward-looking statements we make this morning. Each statement speaks only as of today, and we might not update or revise our forward-looking statements. External factors affecting our business such as feed grain costs, market prices for poultry meat, the health of the economy, and of course the COVID-19 pandemic, among others, remain highly uncertain and volatile. And our views today might be very different from our view a few days from now.

As stated in our 10-Q this morning, the risks and uncertainties for our business created by the COVID-19 pandemic include continued or worsening absentee rates at our facilities, labor shortages, the possible closure of one or more of our facilities, an inability of our contract producers to manage their flocks, supply chain disruptions for feed grains, further changes in customer orders due to shifting consumer patterns, disruptions in logistics, and the distribution chain for our products, liquidity challenges and a continuing or worsening decline in global commercial activity, among others.

Joe Sanderson: Thank you Mike. I would like to start as I did on April 2nd call, by saying how especially proud I am of our employees, our contract producers and our customers and vendors and the communities and the states in which we operate, for their hard work, dedication and perseverance during this unprecedented crisis. Our employees and contract producers are coming to work every day to support our ability to produce and deliver safe, high quality and affordable chicken products for consumers and our customers. Like all of us, they’re dealing with uncertainty and anxiety, but they’re coming to work. I’m very grateful for that.

We’re also grateful for all of the healthcare professionals, first responders and others on the frontline of this crisis who are working tirelessly to protect public health. We express our sympathy to those who have been affected by COVID19 including our employees and their families.

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I summarized for you on April 2nd some of the actions we have taken in light of the current crisis to protect the health, safety and welfare of our employees and I refer you back to those. We have provided more information about our actions in our 10Q filed this morning. Those steps which we developed and implemented using the Center for Disease Control guidelines and in consultation with local and state health authorities and experts in the field of infectious disease have evolved and will continue to evolve as we learn more about this virus and how to prevent it spread. Our approach has been conservative, deliberate, and based on the advice of medical professionals. We will continue to do everything possible to protect the health, safety, and welfare of our employees. And that will remain our top priority as we navigate and manage through this pandemic.

Our financial and operating results for the second quarter of fiscal 2020 reflect the impact of the extraordinary challenges caused by the COVID-19 pandemic. The unprecedented social and economic impact of the virus and the related government actions to contain its spread materially affected our business, including our labor force, our sales, operations, and production levels. The volatility caused by this event is probably best illustrated by the range of market prices this spring for boneless breast meat produced at our plants that target food service customers. Quoted prices for boneless breast meat grew seasonally higher in late February and reached $1.35 per pound during the fourth week of March. Less than one month later, the quoted market price was at an historic low of 74 cents per pound with some realized prices below 50 cents per pound. However, prices trended higher at the end of April as certain parts of the country began to relax restrictions put in place to mitigate the spread of the virus and as red meat production came under pressure. That trend continued into May and the quoted market price for boneless breasts reached $1.58 per pound in mid-May.

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Then as distributors and food service establishments refilled their inventories, prices moved lower again. The current quoted market price for boneless breast today is $1.31 per pound. [Inaudible] price per pound of fresh and frozen poultry decreased 8.3% during the second quarter of this fiscal year compared to the same period last year and was lower by 2.5% through the first half of this fiscal year compared to the first half of last year. Demand for our product shifted among our customer base during the quarter as orders from food service customers declined dramatically due to shelter-at-home orders and widespread closures of restaurants and other venues where food is consumed away from home. At the same time orders from our retail grocery store customer surged. We were able to shift production from our food service program into our retail program to some extent and overall we processed 4.2% fewer pounds during the quarter than we expected to produce when we announced our first quarter results on February 27.

Moving into our third fiscal quarter, we had reduced [inaudible] relative to our expectations and we now expect to produce 5.9% fewer pounds during our third fiscal quarter than we projected in February as we shift production into our retail grocery store program and reduce production levels at our plants to process a larger bird for food service customers. Market prices for tray pack product sold at retail grocery store customers were steady during the quarter, but the surge in demand for my retail grocery store customers improved our product mix and volume. Realized prices for tray pack products improved just over a half a cent per pound sequentially and were up year to date just under a half cent per pound compared to last year.

Export markets were soft during the quarter with the exception of China and for much of the quarter, Mexico. Many of our regular export partners simply don’t have the liquidity to purchase product and with the price of oil at historic lows, countries that depend on the oil markets to fund their economies can’t afford to buy chicken. While volumes to China were stronger in the quarter, China has little competition in the world market so they have been able to buy a product for relatively low prices. We have been discussing for 18 months the impact African swine fever might have on Chinese demand for protein. And that demand has materialized. Order for products other than chicken paws have softened during May as Chinese consumers have been slow to return to restaurants and as the pipelines have been filled.

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Prices paid for corn increased slightly during the quarter compared to last year, whilst soy bean meal prices were lower during the quarter. THE USDA updated its 2019/2020 grain balance sheets and published its first look at projected 2020/2021 crop balance sheets on May 12. That report confirmed the United States and the world have adequate supplies of feed grain. The 2019/2020 corn balance sheet remains quite healthy as the pandemic has negatively affected demand for grain, especially for corn used for ethanol. Estimated carryovers for this year remain above 2 billion bushels. For next year, the USDA assumed trend yields combined with 89.6 million harvested acres to get to an ending stock projection of 3.3 billion bushels at the end of 2021 marketing year.

Soya beans are also well supplied. The ending stock estimate for 2019/2020 was close to trade estimates at almost 580 million bushels and that represents a near 15% stocks to use ratio. For the 2020/2021 year, the stocks to use ratio falls to 9.4%. But with 405 million bushels to carry into the next year, the soy bean balance sheet is healthy. At the end of the day, of course, estimates for 2020/2021 do not mean much today; weather, trade issues, the length of COVID-related economic slowdowns and other wildcards will affect these estimates in significant ways.

The WASDE report was constructive and absent a weather event this summer, we believe we will have an opportunity to price grain at levels below a year ago. So we remain patient. Given where future prices closed yesterday on the Chicago board of trade, had we priced our remaining needs through the end of the fiscal year at yesterday’s close, cash corn and soy bean meal prices during fiscal 2020 would be $49.1 million lower than a year ago. These numbers do not include the additional volume of grain we will need to purchase this year to feed the additional chickens we have on the ground in Tyler. These lower costs would translate into a decrease in feed costs of 0.69 cents per pound of chicken processed for the year compared to fiscal 2019. Feed cost per pound of chicken processed through the first half a year averaged 25.55 cents per pound. Had we priced our remaining needs yesterday, feed cost per pound would be approximately 23.66 cents per pound in Q3 and 23.25 cents per pound in Q4. In addition to our costs, we will be closely watching the chicken markets and production numbers. Weekly egg sets as reported by the USDA have trended significantly lower in recent weeks in response to demand destruction, particularly from food service customers caused by the COVID-19 crisis. Chick placement and hatch rates have also trended materially lower. We will continue to do our best to balance our supply with customers demand.

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Looking forward to the second half of the year, I continue to believe grain costs will be lower absent an unfavorable weather event, but chicken markets could be more volatile than we have ever seen. On one hand, we expect retail tray pack demand to remain strong as the country slowly recovers. Government restrictions imposed to control the spread of COVID-19 forced consumers to eat at home and caused the material shift in the way they spend food dollars. In addition, our experience in 2008 taught us that consumers cook more at home and eat out less during a recession and periods of high unemployment. So while quarantine restrictions forced them to eat at home, the shift could continue for some time as they choose to eat at home as the predicted recession materializes post COVID. On the other hand, the challenges to pork and beef production are well known and at least over the short term, chicken will benefit from higher priced and lower supplies of red meat in both retail and grocery store market and the food service market.

All that said, we cannot predict demand from our food service customers through the summer. Like many of you, we spend a lot of time reading and learning about what the post-COVID food service world might look like, but at this time we don’t know. Unfortunately, many family-owned restaurants and small chain concepts will not survive the pandemic. Exactly what the inventory of food service establishments will be over the short term and medium term is anyone’s guess. Although over the long term, I am confident American consumers will want to return to restaurants when it’s safe to do so. Indeed, one recent survey found that 49% of Americans said going out to eat is the one thing they’re most looking forward to, following the pandemic, more than hanging out with family and friends. Among other questions that remain unanswerable at this time, are how long it will take for the restaurant industry to recover, and how long it will take consumers to become financially able and emotionally willing to return to crowded restaurants. Following the Great Recession in 2008 it took several years for spending on food away from home to return to pre-recession levels.

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As I described earlier, we have shifted and reduced production through at least the end of the fiscal year to reflect current market realities. However, our management team and board of directors will be very deliberate and measured as we consider any long-term structural changes to our product mix. One thing I can say for sure, however, is that our growth strategy hasn’t changed. We will continue to grow the company. Exactly how that will look and what mix of products and markets we target might be different than what we were thinking four months ago, but we will grow the company.

I’m pleased with first year’s operations in Tyler, Texas. The successful startup reflects the success of our training program, which prepares young managers to run new operations. Those young managers most likely didn’t expect to be managing through a pandemic, but like the managers at our other operations, they have done very well.

At this point, I’ll turn the call over to Lampkin for a more detailed discussion of the market and our operations during the second quarter.

Lampkin Butts: Thank you Joe and good morning everyone. As Joe mentioned, overall market prices for poultry products were lower during the quarter when compared to our second quarter last year. Realized prices for chicken products sold to retail grocery store customers increased on mix improvements compared to last year second quarter as a result of the surge in demand from those customers. Realized tray-pack pricing during the second quarter was flat compared to last year second quarter [inaudible] it was higher by over half a cent per pound sequentially. Bulk leg quarter prices were lower for the quarter compared to last year’s second quarter, averaging 31.4 cents per pound during our second quarter this year compared to 34 cents per pound last year.

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As Joe mentioned, export demand with the exception of demand from China has been under pressure as other countries deal with the pandemic, significantly lower oil prices and currency values. We began shipping to China in December after the poultry ban in China was lifted and have continued to ship heavy volumes. June orders are expected to move lower as China seems to have refilled its pipeline and consumer demand is still being impacted by restaurant closures and reduced consumer demand as they reopen their economy in China.

Market prices for jumbo wings were also lower during our second fiscal quarter than last year’s second quarter. Jumbo wings averaged $1.40 per pound. That’s down 23.1% from the average of $1.82 per pound during last year’s second quarter. As with boneless breast prices, demand and the Urner Barry quote for jumbo wings trended higher in late April and into May as COVID-19 related restrictions began to ease. The current Urner Barry quote for jumbo wings is $1.58 per pound. Also, as Joe mentioned, the market price for boneless breasts during our second quarter best demonstrates the volatility of this market. Our second quarter started on February 1st with the boneless quote of 87 cents per pound. By mid-March, the price was $1.35 before falling to a record low of 74 cents per pound on April 13th. Prices then moved higher in late April and continued that trend in May. Today the Urner Barry quote for jumbo boneless is $1.31 per pound.

Overall market prices were lower on average by 18.2% when compared to the second quarter a year ago. The overall result of these market price changes was a decrease of 6.17 cents per pound in our average sales price per pound of chicken sold compared to last year’s second quarter. We sold 1.18 billion pounds of fresh and frozen poultry during the second quarter, an increase from the 1.051 billion pounds sold during last year second quarter. We processed 1.181 billion pounds of dressed poultry during the floor, up 9% from the 1.084 billion pounds we processed during last year’s second quarter, but 52.3 million fewer pounds than we estimated in February.

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41% of the pounds were processed at our tray pack plants, 59% at our big bird plants. We now expect to process approximately 4.783 billion pounds of fresh chicken this fiscal year, an increase of approximately 3.7% compared to fiscal 2019, but 182 million fewer pounds than we previously expected and announced in February. We estimate we will process approximately 1.212 billion pounds in our third fiscal quarter and approximately 1.216 billion pounds during our fourth fiscal quarter. These estimates reflect our reductions in egg sets and the shift of live birds from our big bird program to our tray pack program and are all lower than our February estimates. The mix of pounds between our big bird and tray pack plants could shift depending on demand. Weather, bird performance and other factors could affect these estimates.

We sold 48 million pounds of processed chicken at our prepared chicken plant through the first half of this year compared to 64.7 million pounds through the first half of last year. The average sales price for the first half of the year was higher by 1.7% compared to last year. Demand from our food service customers for prepared chicken was significantly affected by the pandemic in March and April and we had several weeks when the plant operated only a few days. Orders have since improved as states have opened up, especially from customers with drive-through capability. And with those and orders from new customers, orders in May moved back to pre-COVID levels.

At this point I’ll turn the call over to Mike.

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Mike Cockrell: Thank you Lampkin. Net sales for the quarter of $844.7 million were flat with $845.2 million last year. And the slight change was the result of an increase in pounds sold, offset by the lower selling prices. The $91.5 million increase in our cost of sales during the quarter ended April 30 as compared to the same three months of fiscal 2019 was as a result of higher non-feed related cost of goods sold and an increase in poultry pounds sold of 128.4 million pounds or 12.3%, partially offset by slightly lower feed costs per pound.

Non-feed related costs during Q2 were 42.9 cents per processed pound, 2.4 cents per pound or 6.1% higher than last year’s second fiscal quarter. Labor costs made up most of that increase in non-feed related costs. Recall we increased hourly wages by $1 an hour across the board last June, which cost 88 points a year in the quarter compared to last year and we increased hourly wages by another 45 cents per hour per hour, effective January 1, which costs an additional 34 points during the quarter compared to last year. Together, COVID-related costs for the attendance bonus and quarantine pay cost 29 points in the quarter. The balance of the increase in non-feed related costs of goods includes increases in packaging, fixed costs and [inaudible] costs.

We spent $8.4 million on direct COVID-related expenses during the second fiscal quarter. Of that total, $4.9 million is included in COGS and $3.5 million in SG&A. Cost of sales included $1.9 million for the attendance bonuses and $1.3 million on items and services such as masks, [inaudible], face shields, break dividers and break rooms, dividers in the processing plants, outdoor break areas, thermometers, temporary nurses and hand sanitation stations. The SG&A includes the balance of the weekly deep clean sanitation efforts at all of our facilities as well as the purchase of some additional masks and other miscellaneous items.

Looking ahead, we expect most of these additional expenses to continue at least through the end of the fiscal year. The attendance bonus is set to expire June 26th unless extended. That expense is approximately $1.7 million per month. We will also continue to provide PPE to our employees and we’ll continue deep cleaning all of our facilities each week and we’ll continue efforts to encourage social distancing at all of our facilities. We estimate these expenses will be approximately $14 million in Q3 and Q4. That assumes we continue everything we’re doing today through the end of the fiscal year.

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Some COVID-related expenses are likely permanent as steps taken to protect the health, safety, and welfare of our employees become best practices. Masks and face shields, for example, protect not only against the COVID virus, but against the common cold with seasonal flu and other airborne viruses.

The other significant COVID-related expenses relate to inefficiencies at our big bird plants caused by reduced volume and higher than normal absenteeism rates and overtime at facilities that have run on weekends. We’ve processed 73.6 million fewer pounds at our big bird plants during the second quarter compared to our expectations. In addition we reduced volume at our Moultrie, Georgia facility for a period of time to manage high absenteeism at that facility, which impacted both volume and mix. We estimate these inefficiencies impacted non-feed related COGS 1.44 cents on all pounds during the quarter. Relative to our expectations, we expect to process 80.7 million fewer big bird pounds during the third fiscal quarter than previously expected and 55.5 million fewer pounds at those plants during Q4. [Inaudible] reduced volumes will increase plant cost of those plants resulting in an increase in non-feed related COGS of a penny and a half per pound on all plants.

The $7 million increase SG&A for the second fiscal quarter compared to last year reflect higher legal fees attributable to litigation, higher administrative salaries and $3.5 million in COVID-related expenses. The COVID-related expenses booked in SG&A include the deep clean of all of our facilities on weekends. We expect SG&A of $57 million in Q3 and we’re modeling $60 million in Q4. Based on where we are today, management does not believe it is probable, the company will meet the $12.03 earnings per share targets to reach the threshold requirements under the company’s bonus award program. And our estimates for Q3 and Q4 include no accruals for bonuses or the ESOP. The Coronavirus aid relief and economic security or CARES act was enacted on March 27, 2020. Applicable generally accepted accounting principles require the effect from changes in tax laws to be recognized in the period in which the new law is enacted which for us was our second fiscal quarter. The most significant provision of the act that will affect us is a provision that created a five-year carryback allowance for taxable net operating losses generated in tax years 2018 through 2020. While we were profitable during fiscal 2018 and 2019, we generated taxable operating losses as a result of being able to take advantage of accelerated depreciation rules applicable to our new facilities and other assets put in use in that period. The net benefit of this provision of $37.4 million were recognized during the quarter. We will apply for an accelerated refund and expect to receive a refund of approximately $84 million before the end of the fiscal year. This will further enhance our liquidity. Excluding this onetime discreet tax benefit, our effective tax rate in the quarter and the six months ended April 30, 2020 were 30.2% and 26.9% respectively.

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Our balance sheet and liquidity position are very strong. We ended the end of the second fiscal quarter with a $200 million drawn on our revolver and $61.3 million in cash. Our net debt to cap was 9.2% and our total debt to cap was 12.7%. We have $776.9 million available to us under the revolver and we are very comfortable with our balance sheet and the liquidity we have and believe that both are available to navigate us through this crisis.

We now expect to spend approximately $216.8 million on CAPEX here in 2020. Of this total, we expect to spend $15 million to build a new hatchery in Mississippi, $41.5 million on equipment upgrades, $11.5 million on trucks and trailers that in prior year would’ve been leased. The balance of $148.8 million is for regular maintenance. We intend to use cash on hand and cash flows from operations to fund our CAPEX. Our depreciation and amortization here in the first half of the fiscal year was a total of $75.5 million and we expect approximately $155 million for the full year.

I do want to mention that Sanderson Farms is scheduled to host its annual investor conference in New Orleans, a conference that happens live, which we hope will open with dinner Thursday night, October15th and the conference would start at 8:00 AM Friday morning, October 16th. The conference this year will be at the Windsor court and dinner Thursday night will be at the same place as always. We hope we are able to host the conference live and that many of you will join us for the conference. If we are unable to do so, we will host a virtual meeting. You’ll find information regarding the conference on our website and we’ll add registration and hotel information soon. For now though, please save that date for the conference.

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Sanderson Farms - Sanderson Farms, Inc.   Second Quarter 2020 Conference Call

With that Ashley, we are through with our prepared remarks and you can open the call for questions.

Operator: Thank you. If you wish to ask a question, please signal by pressing star one. Again, that is star one to ask a question and please limit yourself to one question and one follow-up. We will take our first question from Ken Goldman at JP Morgan. Please go ahead.

Ken Goldman: Good morning and thank you everybody for all the detail that you provided. It’s very helpful. We appreciate it. Couple of questions. Joe, hope you and your loved ones are safe. I know it’s probably too early to give us definitive numbers, but do you have an idea, at least looking into your third fiscal quarter, what the split between tray pack and big bird will be in terms of pounds? It sounds like you’ve made the decision to obviously shift some of that. But then Lampkin talked about how mix is still up in the air. So I was just wondering if we could try and pin you down a little bit on some of those numbers for our models.

Joe Sanderson: We think we’re going to be about 58% big bird and 42% tray pack on processed pounds. And we are currently transferring every week some pounds from the big bird plant to the tray pack plants to be packaged. So those are processed pounds. They’re not pack pounds. So pack pounds are going to be a little – and sold pounds are going to be a little bit higher than that and that includes Saturday runs. So that’s going to be 58/42. I would go with that.

Mike Cockrell: Ken, Lampkin said 1.287 billion pounds, 502.2 of that is that tray pack, 785.3 is big bird.

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Ken Goldman: Okay. Thank you for that. And then Joe, what are you seeing right now specifically in terms of –

Mike Cockrell: Hold on one second.

Mike Cockrell: Yeah. Big bird pounds, 704.6 and tray pack pounds, 507.2, third quarter. For a total of 1. [Inaudible] I was looking at the wrong line. I’m sorry.

Ken Goldman: Okay. Thank you for the correction. I appreciate that. For a follow-up, Joe what are you seeing in boneless right now? Obviously, it’s been trending downward in Urner Barry. Where do you expect those prices to bottom and how far below with the listed prices are you trading right now?

Joe Sanderson: The quote is 1.31. And the discount is down to 85 on spot loads. If you’ve had excess loads, it’s 85 – it’s really 85 to 90. And it’s 50 cents, if you have excess loads and there’s not as many excess loads out there as there were back in April. There are some, but there’s not as many today. Food service has – regular food service business, at one point when it was trading for 50, food service sales were running 35 to 40% of normal. And I would say today they’re running 75 to 80% of normal. So that’s why you don’t have as many spot loads to sell.

And I’m not talking about just Sanderson, I’m talking about probably the industry don’t have quite as many. And that’s why the discounting isn’t quite as heavy as it was back when boneless hit 74. I would expect it to go down some more, but not anywhere near where it was back then.

I would also note that the first week when the cutbacks hit is going to be the week of ending June the 13th, which is week after next. Now that’s for birds that are 49 days old. And then the next week and two weeks after that, will be birds that would be de-boning size. So in the next three to four weeks, you’re going to see fewer and fewer birds processed. And I don’t know if that’s going to match up with demand or not. But it is certainly going to, they’re going to be much fewer pounds on the market when those cutbacks hit.

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Ken Goldman: Understood. Thank you very much.

Operator: We will take our next question from Heather Jones of Heather Jones research. Please go ahead. Your line is open.

Heather Jones: Good morning. Thank you for taking the question. I have a clarification so that the pounds numbers you guys gave for Q3 between tray pack and big bird, is that – you mentioned a difference between sold pounds versus processed. So is that the breakdown you’re anticipating for sold pounds?

Joe Sanderson: No, that’s the processed pounds. That does not include – what we’re – that is processed at the big bird plants. And that includes Saturday runs, where we’re pulling birds out on Saturday and processing them. Heather, every other week, in Texas, we are running Tyler and Brazos and taking some live birds out of Waco and Palestine and processing either one shift or two shifts. And that does, and Mississippi, we’re taking Collins birds and Hammond’s or Laurel and processing them in McComb. And in North Carolina, we’re taking St Paul’s birds and processing them in Kinston. We do that every other week. So our employees don’t work every weekend. I can’t do that in Moultrie because there’s not a big bird plant near Moultrie. And we alternate them. And it’s the products also, it’s the demand at retail is good, but those numbers Mike gave you includes those Saturday runs. In addition to that, we are – this might not include this product, but it’s not significant. We’re taking anywhere from 20 to 24 loads a week out of big bird plants and transferring them to be tray packed at our tray pack plants every week. And that would be boneless thigh meat, drumsticks, those two products and they’re trayed and chilled and pre-priced to go to tray pack customers. I mean in the whole scheme of things, that’s not a lot of volume.

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Heather Jones: Can you help us understand? So you’ve got this positive mix shift going on from big bird to tray pack, but also within tray pack, like how much is making it into a tray? Because you guys’ pricing was materially better than I was anticipating. I had tried to account for this positive shift but didn’t account for it well enough. So like how much are you guys putting in a tray versus what you did last year? So that we could, you know, try to account for that better going forward.

Joe Sanderson: Well you have to what we normally – take Tyler out of the equation and out of our other plants, we normally get about 50% of our product in a tray. And so right now we’re getting about 55 to 60% of our product in a tray, including Tyler. And a lot of weeks it’s 60% and another factor, the price is going up. There are no ads, there are no features. It’s all going out at regular price. We cannot support a feature. We don’t have enough volume to support a feature. So everything – you’re getting 55 to 60% of your product in a tray, including Tyler and none of it’s going out at feature prices. So that’s why your prices went up. Our prices with all of our customers almost are flat priced. So our prices are not rising. Prices are stable, but you’re going in a tray and you’re not having any feature pricing. That’s why the price moves up a little bit.

Mike Cockrell: Yeah. Heather, most of it, to Joe’s point, it’s almost all on mix improvements. It’s contributed to the increase in price.

Joe Sanderson: And no features.

Heather Jones: And I know this fluctuates based on what the \commodity market is doing, but just could you give us a rough number? So like if you were normally putting 50% of the tray and now a lot of weeks putting 60%, what is the price disparity? I mean, are we talking about on that 10% we’re talking about a price disparity of like 25 cents a pound? Like could you give a sense of what that Delta is?

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Joe Sanderson: The difference between a CVP, boneless breast and a tray. It’s huge.

Lampkin Butts: Right now it’s 70 cents a pound.

Heather Jones: Okay.

Lampkin Butts: On boneless breast, it’s a big number, 70 cents a pound. We have to get it in a tray to get that premium. If we pack it bulk, it’s not worth much more than the bulkcoming out of the jumbo plant.

Joe Sanderson: It could be worth 85 cents a pound.

Heather Jones: Okay. Okay. Thank you so much. Thank you.

Operator: We’ll now take our next question from Ken Zaslow from Bank of Montreal. Please go ahead.

Ken Zaslow: Hey, good morning everyone. Well, how much of your product is typically featured and how much of that featuring, if it’s all gone, how much does that [inaudible] and how long will it be before you’ll have to feature again?

Lampkin Butts: We don’t know the time for that, it depends on how long this demand stays as strong at retail. Different customers have different ad volume. Some customers that run a lot of high-low feature, they might be 50% and then you have some others that are EDLP, everyday low price. So they don’t have features. We probably average 25%.

Mike Cockrell: In a normal year, it’s seasonal too. I mean, in the fall you’re running as many specials as you can to get rid of it.

Joe Sanderson: October, November, December you’re running features every week. That’s your low point.

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Ken Zaslow: Okay, I mean that is definitely an additive to pricing that maybe we don’t see fully. Is that a fair way of saying it, is it 50% [inaudible] 10 on pricing— on feature— and it’s not – yeah, that is definitely. Okay. I just want to – and order of magnitude, it’s 10%, 20%? Like what type of featuring is it? Is it – like, I know for sure it’s been a big positive on the cereal side. Is it a material mover on the chicken side or is it less than other products? How do I [inaudible]?

Joe Sanderson: It’s not as material as a mix. The mix – moving into 55 to 60% into trays is more material than not having features. Features are kind of built in. And now when you get into deep discounting in October, November, and December, that’s material, but it is not material in the spring and the summer. When somebody wants to have an ad, that’s not material.

Ken Zaslow: And what are you hearing on the competitive protein side? Are you feeling like the competitive set is, the availability of beef and pork is becoming a little bit more competitive, it’s staying very tight or it’s accelerated in terms of the challenges are still persistent? What are you hearing from your customers?

Joe Sanderson: Well, I just look at the numbers and there’s a – if you look at the numbers are still a 100,000 head a day short of processing hogs. And they’re still short processing beef. I think they’ve made some progress, but I believe it’s going to be a while before – they were processing 495,000 head a day in hogs and they’re right at 400,000 head a day now. And I don’t have that number on cattle. I don’t know where they are on cattle, but we think they’re 15 to 20% behind on processing cattle. And I do not think for a lot of reasons they’re going to get back to those normal levels for a while. And I think you’re going to see sows slaughtered, you see grass fed steers and heifers for a while. And the prices at the grocery stores are very high on beef and pork. And I think that’s going to be with us for a while.

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And I don’t think all the chicken plants are back to full slaughter and product mix. They’re getting close to slaughter, but they’re not close to product mix. And with all the restaurants that run at 50% capacity and some of the – one of the biggest markets for food service is hotels and very few of the hotels are doing any kind of business and nobody’s traveling. And I think that’s our third largest market segment, and schools, they’re not open. And that’s a big market segment for us. And it is for beef and pork as well. You asked me about beef and pork. That’s, that’s what we think. And as long as that CARES act money is available and — I don’t think it’s going to be anytime soon before their production is back where it was three, four months ago.

Ken Zaslow: And my last question is what do you think the industry expectations are? What are your expectations for industry production in chicken? Obviously you just took down your numbers as well. How do you think that lays out for the remainder of the year? And I’ll leave it there and I really appreciate it.

Joe Sanderson: Thank you, Ken. I just have no clue about what the industry is going to do but because of what I just commented on about the various market segments that we sell to through our customers, the restaurants, the hotels, the schools, we have cut back because of that. And because the uncertainty of the fall and what Dr Fauci said about another round of this perhaps in October, November. I have no idea of what anybody else is, how they’re evaluating their position.

Operator: We only take our next question from Peter Galbo from Bank of America. Please go ahead.

Peter Galbo: Hey guys, thank you for taking the question and hope all is well. Joe, I just wanted to get your thoughts. Obviously, you know, you guys have had the production cutbacks, but in the past couple of weeks, you know, of the egg set data, you, you’ve seen kind of the sequential re acceleration, you know, back to North of 230 million eggs. You know, just curious, kind of how you can marry that against your comments to Ken’s question, that the industry isn’t going to get kind of get ahead of itself by re-adding supply and maybe how we should, you know, think about that beyond, the newest production cuts that have happened.

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Joe Sanderson: Yeah. you know, I don’t know what other people are thinking and what they’re doing. That’s still 9-10 million eggs fewer than what they were placing. And I don’t know what market segment that’s in either. We really don’t have access to that. I think there was an initial knee-jerk reaction to what the market did in April, May and then it went back up and now it’s coming back down. But for the reasons I’ve already said, we’re going to at least do what we’re doing right now and we will evaluate it going forward. If you’ll go back to 2008 and see what food service did and what the American consumer did, it was 2017, 2018, 2019 before they really started going back out to eat. Unemployment had to drop, consumers, they had to be confident again, had to have disposable income. And we don’t see that right now. Nobody sees that in the next couple of years. We have a lot to get corrected in the economy. And Mike quoted, 46% of people want to go out to eat, but what about the other 50%?

Mike Cockrell: They want to feed their families.

Joe Sanderson: So that’s the problem I have. It’s not the 46%. It’s the other 50%. And the restaurants that are open are at 50% capacity. If you’re looking at the food service landscape, the Northeast is not open yet. And you had restaurants that are open are at 50% capacity, and then the West coast is not really open yet. And so there’s a lot of food service, just not there. And I mentioned the hotels, which is the third largest segment of food service. And so there’s a lot of it not in play, so, but I have no idea of what other people are thinking and doing about egg sets.

Peter Galbo: Got it. Okay. No, that’s helpful. Mike, I was just looking for a little bit of clarification. I think you would say, you know, COVID would cost in Q3, Q4, would be about a penny and a half per pound. Was that on a year over year basis versus, you know, versus Q2. And then anything you can do to help us quantify just the impact from chicken paws in the second quarter as well. Thanks.

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Mike Cockrell: Yeah, that wasn’t absolute cost. That was just any efficiencies of running lower volume at the plant. And that’s versus what we thought we were going to do on normal volume that were reported in February.

Joe Sanderson: He asked about chicken paws. It was about what we said it would be.

Mike Cockrell: 15 million in the second quarter.

Peter Galbo: Got it. Okay. Thanks. Thanks very much guys.

Operator: We’ll take our next question from Adam Samuelson of Goldman Sachs, please go ahead.

Adam Samuelson: Thank you. Good morning everyone. So a lot of ground’s been covered. Maybe on the export market, Joe, Lampkin, Mike, just your comment was your pace from China has slowed down. So how do you help frame the export market over the next couple of months and the [inaudible]?

Joe Sanderson: When we were with you 10 days ago, China had not slowed down. And I mean, it wasn’t – by Friday after we spoke, we discovered that it had slowed down a bunch and we have still not priced June. And, but we don’t think China’s going to take very much product, if any, for June. I’ll let Lampkin fill in the pieces. I didn’t mean to mislead you about China. But at the time we were speaking, we thought China was going to be normal and I’m going to let Lampkin fill in on the export market in general and China in particular.

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Lampkin Butts: Yeah, Adam, June for exports is very unsettled and it’s primarily because China’s going to be out of the market in June and Cuba, and then you still have some obstacles in other countries from Coronavirus, currency and also cheap oil. We sold a lot of product in May for 21 cents port going to different countries. We have priced a little bit in June at 25. So that’s a little better than May, but it’s not the 30 cents that we were hoping to get. We have booked some at 25. China is out because they bought so much product and there’s so much on the way, so much has gotten there and they were anticipating their economy reopening, which it has, but it’s just the restaurants are not back to anything close to normal. So they got huge inventories based on the current demand in China. They just don’t need as much product. Hopefully that’ll improve as China economy and restaurants do better.

I’ll just mention Mexico briefly. Mexico is like the United States. Mexico for leg quarters, they need them for retail grocery stores, but they don’t need them for restaurants. We think Mexico will be in the mid-twenties. Even with China closed, we do expect to continue shipping chicken paws to China. We don’t see that falling off. We made $15 million in the second quarter on paw sales. We’re expecting to make $20 million in the third quarter and $20 million in the fourth quarter.

Yeah, that’s the difference in rendering versus packing and shipping to China. Cuba’s out because of a cash flow problem. Market conditions in Kazakhstan are slowly improving. Some product is moving in. It’s not back to normal, but it’s getting better.

Joe Sanderson: That’s something else that’s changed a little bit since we talked 10 days ago. Kazakhstan which was doing nothing is coming back a little bit.

Lampkin Butts: And then the other in June you’ve also got, as Joe mentioned earlier, you get to the middle of June, your processed bounds are going to be less. So there’ll be less product competing to export.

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Adam Samuelson: Okay. That’s very helpful color. And then just a little clarification question. So we think about 2021 I think you’ve previously kind of articulated that pounds processed next year would be about 5.1 billion and I believe that would reflect full rates with Tyler at 100%. Meaning as you sit here today, is it reasonable to think, especially at the later parts of calendar 2020, that we might come in a little bit shorter that, just given where the industry is sitting today and [inaudible] demand environment?

Mike Cockrell: I mean if we go back to full production everywhere normal schedule, that’s the 5.1 billion and that is accurate, but we haven’t made decisions and process schedule past October 31.

Joe Sanderson: Yeah. I’m going to have to see something dramatic occur to –

Mike Cockrell: Yeah, that goes back to our normal mix as well, the 5.1 billion assumes [inaudible]

Joe Sanderson: You got to see all your restaurants up and running and everything back to normal, vaccine, or it would take something really good to get us back to our de-boning plant.

Speaker: Good question. We’ll have some color around that in August but that’s about all I can say now.

Adam Samuelson: That’s super helpful. I hope you all have a great day and stay safe.

Operator: We’ll now take a question from Benjamin Theurer from Barclays. Please go ahead.

Benjamin Theurer: Yes. Good morning. Joe, Mike and Lampkin. Hope you’re doing well. One question and a quick follow up. So you’ve mentioned that you’ve obviously been shifting a lot into retail from food service. Have you considered – considering some of your commentary you made about the slow recovery and the issues with hotels, schools, and so on, to potentially invest for further ability to shift more from food service into retail? Or is that not something you’ve been considering right now?

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Joe Sanderson: Are you talking about re-purposing a plant?

Benjamin Theurer: Yes.

Joe Sanderson: Yeah, we are. We have looked at two or three different scenarios about doing that. And we are still contemplating and looking at it, it’s not an easy thing to do. Our plants are geographically located for the market the plants were built. Some of you have visited our plants and there’s a huge difference in a deboning plant and a tray pack plant. It’s doable. But it’s not ideal. But we are looking at that. The plants are built the way they are and where they are for marketing reasons. And if you take one of those plants and convert it, you are going to give up that marketing reason and that’s the dilemma. And yeah, but we are looking at that very closely.

Benjamin Theurer: Okay, perfect. And then actually within that topic as a follow-up, within food service prior to the outbreak and how does it currently stand, could you give us a breakdown? What used to be hotels, what used to be schools, what used to be QSR and then maybe a bit more casual dining and how does that look today? And how do you think, does this going to look further down the down the fiscal year at least?

Joe Sanderson: Well, we don’t know what – we sell to a number of different food service distributors, broad line distributors, and they in turn sell to all of those end users. And we do not know what their product mix was. I just know generally from market data that restaurants, I can’t remember the number two segment, it’s changed, hasn’t it?

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Mike Cockrell: It has, you know, restaurants, a couple of them, hotel second and then it was third or second, third. And then you got hospital cafeterias, nursing homes and schools.

Joe Sanderson: Schools are bigger than nursing homes.

Mike Cockrell: But in every one of those, not, and this is for our customers’ business —

Joe Sanderson: It’d be like Sysco, US food service, PSG, Reinhardt, all of those people that we sell, their end customers are that market, that’s their customers. And I mean we read it, I knew that hotels were – one year, they’re second, next year, they’re third. Restaurants are number one. And hotels are not doing anything, not even open.

Benjamin Theurer: Okay. Perfect. Well, thank you very much and good luck.

Operator: Our next question from Michael Piken of Cleveland Research. Please go ahead?

Michael Piken: Yeah. Hi. Thanks for taking the question. I just wanted to dig a little bit deeper in terms of you know, the breeder flock. I know there’s been a lot of cuts to egg sets, but, you know, how are you guys thinking about the breeder flock and, you know, in terms of not only, you know, potentially cutting production, but also the type of mix that you might have in terms of the [inaudible]? Thanks.

Joe Sanderson: Well, we would not – we’d never have reduced our breeder flock. We would sell – we’re selling hens early right now to keep our eggs the correct number. But we’ve always kept our breeder flock intact. And right now we haven’t seen – if you look at USDA numbers, we haven’t seen any change in breeders. The last — USDA has revised pullet placements two of the last four placements, the January and the March. They revised them downward. It had a pretty good number in April. We’ll see if they revise it. But I think the industry might be putting out more breeders because of the mortality of the breeders and the mortality of the chicks. Pullet mortality is running very high much higher than normal. And also your mortality of the boilers are high and the rate of lay is very low. The hens are not producing very many eggs. I mean, I’ve never seen it this low. They’re not using antibiotics on the pullets. And then the breeders, they’ve gone to a very difficult to manage so they’re not getting the eggs out of them. So I think part of the reason you see pullet placements elevated is to make up for the hatchability and the rate of lay.

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Michael Piken: So I guess as a follow up, if we could decipher these lower hatchability rates, how much of this do you think is due to problems with the breeders versus just people breaking eggs because of market economics? If you can break those two things out. And then also you know, if they’re making these transitions, do you expect the hatchability rates to improve? If we’re going to be moving toward a young, really breeder flock.

Mike Cockrell: The hatchability, if they’re ‘breaking eggs’ and never putting them in incubators, that’s not going to show up in your hatch. That may be why — if you pull something out of an incubator maybe but not [inaudible]. That would have nothing to do with it.

Joe Sanderson: I think that would only happen at first three weeks. I think people dump eggs the first three weeks and then after that they just didn’t set them. And that would have affected the hatch.

Mike Cockrell: I mean if you look at the USDA data, the last three weeks, it’s been below 80%. And that’s historically low. I think.

Joe Sanderson: It is. And I’m not, I’m not certain that’s accurate. I don’t know that that’s accurate. I don’t know why, but I don’t believe that’s accurate.

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Mike Cockrell: But it’s showing up in the difference between egg sets and chick placements – chick placements are running at 95% a year ago for the last six weeks and egg sets a little higher than that.

Joe Sanderson: The egg sets are still 10 million below what they were at their peak. 239, 240 and they’re 239 now. I just don’t know what market segment that is. You don’t know if it’s big bird or – it’s certainly not tray pack. I mean, a small bird. And I have no idea how much volume was going through small bird. I don’t know if that’s down some or if it’s whole bird in parts or big bird.

Mike Cockrell: Hope that helped Mike and didn’t confuse you further.

Michael Piken: Thanks.

Operator: The next question is from Ben Bienvenu from Stephens, Inc.. Please go ahead.

Ben Bienvenu: Hey, good morning. Thanks for taking the question. Just one quick one for me. Obviously food service demand is kind of the key factor that you’re monitoring with respect to your decision to reaccelerate production and shift your mix back to what will be normal distribution across your pounds produced. But how much of a data factor is labor still at this point? And visibility into reduced absenteeism and factors like that?

Joe Sanderson: Labor is really not a big factor with us. We have days and weeks, a week, where we have more absentees than normal. We’re running about 600 absentees a day, more than normal. We will have 100-125 infection cases that will be out. And then we normally have two to four people, maybe five, that work in close proximity to that case that will be sent home with pay – both the infection and the people that work in close proximity to them are home with pay for two weeks, so we’ll run 500 to 600 more absentees a day than normal with this coronavirus. We’re hiring about over 400 people a week. And so labor has – other than those additional absentees we’re running all our plants full. We may not be able to run exactly the right product mix every day. But labor is, is not a huge issue with us.

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Ben: Okay. Thanks. I wish you well and good luck this summer.

Operator: We will to take our final question from Robert Moscow of Credit Suisse, please go ahead.

Speaker: Hey guys, good morning. This is [inaudible] on for Rob. Just a quick question on retail pricing. You know, is pricing at retail stickier than food service? I guess, you know what percent of your retail business, you know, is based on market pricing? I’m just trying to figure out, I guess, you know, if it’s, if the shift to retail will make it tougher for the industry to tighten its price, I guess, you know, total production comes down? Any help there, you know, appreciate it. Thank you.

Joe Sanderson: Sure. Our prices with our retail customers are mainly flat priced for the year. And there are few that could move. But out of probably 50 customers, there’s probably 10% that could move, make a bracket change. But the vast majority are flat priced for the year and they do not change. With the Urner Barry, for example all of the food service customers move with Urner Barry, but not the retail accounts. They’re flat priced. And the only reason that that retail pricing changes is with product mix and lack of feature prices. And right now our product mix is better and there is no feature pricing. So right now, our retail pricing is a little bit better than normal.

Speaker: Got it. Understood. Thank you.

Operator: There are no further questions. So I’d like to hand it back to you for closing remarks.

Joe Sanderson: Thank you all for spending time with us this morning and we’ll look forward to reporting our third quarter results in August. Thank you. And be safe.

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Operator: That concludes the call. Thank you for your participation. You may now disconnect.

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